EXHIBIT 23.1

SAM KAN & COMPANY 1151 Harbor Bay Pkwy., Suite 202 Alameda, CA 94502 Phone: 510.517.7874 Fax: 866.848.1224 http://www.skancpa.com

We consent to the inclusion in the Annual Report (Form 10-K) of RealEstate Pathways, Inc. of our report dated December 7, 2012, with respect to the balance sheets as of October 31, 2012 and
2011, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended October 31, 2012, the period from inception on September 30, 2011 to October 31,
2011, and the period from inception on September 30, 2011 to October 31, 2012 to be included in this Annual Report.

Firm’s Manual Signature

Alameda, CA
City, State

December 12, 2012
Date